EXHIBIT 99.1

Anhui Dongfan Law Firm

Lawyer’s Letter

To: ESG Inc.

Address: 523 School House Rd, Kennett Square, PA 19348 USA

From: Anhui Dongfan Law Firm

           Hua Cao, Attorney at Law

Date: September 6, 2024	Page: 5 total (including current page)

Re: Opinion on Certain PRC Legal Matters

Dear Sir/Madam,

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, which, for purposes of this opinion only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof

We are acting as PRC legal counsel to ESG Inc. (the “Company”), a Nevada company, solely in connection with this registration of common stock pursuant to the Company’s Form S-1 (the “S-1”) filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended.

1	Documents and Assumptions

In rendering this opinion, we have carried out due diligence and examined copies of the S-1 and other documents (collectively, the “Documents”) as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by the relevant Governmental Authorities (as defined below) and appropriate representatives of the Company and the PRC Companies (as defined below). In giving this opinion, we have made the following assumptions (the “Assumptions”):

(a)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(b)	each of the parties to the Documents, other than the PRC Companies, (i) if a legal person or other entity, is duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and/or incorporation, (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

(c)	the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(d)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(e)	all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this opinion, including but not limited to the statements set forth in the Documents, are true, correct and complete;

(f)	all explanations and interpretations provided by the competent government officials duly reflect the official position of the relevant Governmental Authorities and are complete, true and correct;

(g)	each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws other than PRC Laws (as defined below) in any and all respects;

(h)	all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Registration Statement and other Documents have been obtained or made, and are in full force and effect as of the date thereof; and

(i)	all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Company from any Governmental Authority have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Authorities for such purposes.

In addition, we have assumed and have not verified the truthfulness, accuracy and completeness as to factual matters of each Document we have reviewed.

2	Definitions

The following terms used herein shall have the meanings ascribed to them as follows:

(a)	“Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any Governmental Authority pursuant to any PRC Laws.

(b)	“Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any political subdivision thereof, any court, tribunal or arbitrator, regulatory body and any self-regulatory organization.

(c)	“PRC” means the People’s Republic of China, and for the purpose of this legal opinion, excluding Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region.

(d)	“PRC Companies” means the WFOE, and respective subsidiaries.

(e)	“PRC Laws” means all laws, rules, regulations, statutes, orders, guidelines, notices, judicial interpretations of the PRC which are in effect as of the date hereof and does not include informal interpretations made by any PRC Governmental Authority.

Based on our review of the Documents and subject to the Assumptions and the Qualifications (as defined below), we are of the opinions that on the date hereof:

1	Taxation. The statements made in the S-1 under the caption ’‘Taxation - People’s Republic of China Taxation”, with respect to the PRC tax laws and regulations or interpretations, are correct and accurate in all material respects.

2	M&A Rules and Trial Measures. On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce of the PRC, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which became effective on September 8, 2006, as amended on June 22, 2009 (the “M&A Rules”). On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), which came into effect on March 31, 2023. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies (“Note on Overseas Listing”). Under the Trial Measures and Note on Overseas Listing, the PRC domestic companies are required to file their overseas offering and listing with the CSRC under certain conditions. Based on our understanding of the provisions under the PRC Laws, the M&A Rules, the Trial Measures and Note on Overseas Listing, we are of the opinion that (I) the Company is not required to obtain any prior approval from CSRC under the M&A Rules, the Trial Measures and Note on Oversea Listing for the registration on S-1.

3	Enforceability of Civil Procedures. There is uncertainty as to whether the PRC courts would (i) recognize or enforce judgments of United States courts obtained against the Company or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each jurisdiction other than the PRC against the Company or its directors or officers predicated upon the securities laws of the United States or any state in the United States. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

4	Regulatory Permissions. Except for those licenses and permissions held by the PRC Companies set forth in the table in “Regulatory Permissions” section of the S-1 and the requisites for a domestic company in China to engage in the businesses similar to the Company, and its subsidiaries, neither the Company nor any of its subsidiaries is currently required to obtain regulatory approvals or permissions from the CSRC, the Cyberspace Administration of China (the “CAC”), or any other relevant Governmental Authority for their respective operations.

5	Cybersecurity Review. None of the Company or its subsidiaries is subject to the cybersecurity review as each of the Company and its subsidiaries as a data processor, if applicable, possesses personal information of less than one million users. However, that regulators in China may take a contrary view or may subsequently require the Company or its subsidiaries to undergo the cybersecurity review and subject such company to penalties for non-compliance.

6	PRC laws. All statements set forth in the S-1 and under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Our Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Regulation” and “Taxation-People’s Republic of China Taxation” in each case insofar as such statements describe or summarize matters of the PRC Laws, are correct and accurate in all material respects, and fairly present or fairly summarize in all material respects the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein and nothing has come to our attention, insofar as the PRC Laws are concerned, that causes us to believe that there is any untrue statement or any omission which causes such statements misleading in any material respect.

Our opinion expressed above is subject to the following additional qualifications:

i.	Our opinion is subject to the restrictions of (i) an applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) any judicial or administrative actions taken in accordance with PRC Laws affecting creditors’ rights generally.

ii.	Our opinion is subject to the effects of (i) judicial discretion with respect to the availability of specific performance, injunctive relief, indemnifications, remedies or defenses, the calculation of damages, the entitlement of attorneys’ fees and other costs, the waiver of immunity from jurisdiction of any court or from legal proceedings; and (ii) the discretion of any competent Governmental Authority in exercising their authority in the PRC which may have retroactive effect.

iii.	Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

iv.	In February 2011, the State Council promulgated the Notice on the Establishment of the Security Review System in Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “Security Review Rules”). On August 25, 2011, the Ministry of Commerce issued the Regulations on the Establishment of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (together with the Security Review Rules, the “Security Review Regulations”). We are of an opinion that there are currently no express PRC Laws indicating that the performance of the terms thereof falls within the PRC national security review under the Security Review Regulations. However, there is a lack of statutory interpretations on the application of these rules and regulations. As a result, the Ministry of Commerce may have a different view or interpretation in this regard in implementing the national security review system.

v.	The PRC Laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

vi.	The interpretation and implementation of the PRC Laws and their application to and effect on the legality, binding force and enforceability of contracts are subject to the further clarification and final discretion of any competent Governmental Authority.

This opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the S-1 publicly submitted to the US Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent, except as required by the applicable law or by the US Securities and Exchange Commission or any regulatory agencies.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the S-1, and to the reference to our name in such S-1. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully, /s/ Anhui Dongfan Law Firm Anhui Dongfan Law Firm